Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as of December 19, 2006 (this “Amendment”), to the Rights Agreement, dated as of December 17, 1998, as amended by AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of October 13, 2006 (the “Rights Agreement”), by and between JOHN H. HARLAND COMPANY, a Georgia corporation (the “Company”) and WELLS FARGO BANK, N.A., a national banking association, as Rights Agent (the “Rights Agent”), is entered into by and between the Company and the Rights Agent.

WHEREAS, the Company, M & F Worldwide Corp., a Delaware corporation (“Parent”) and H Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Parent, intend to enter into an Agreement and Plan of Merger to be dated the date hereof (as the same may be amended from time to time, the “Merger Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement and the execution and delivery of this Amendment; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if so directed by the Company, from time to time, supplement or amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)           The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither M & F Worldwide Corp., a Delaware corporation (“Parent”), H Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), nor any Affiliates or Associates of Parent or Merger Sub shall be deemed to be an Acquiring Person, either individually or collectively, in connection with or as a result of (i) the execution, delivery or performance of the Agreement and Plan of Merger, dated as of December 19, 2006, between Parent, Merger Sub and the Company (as the same may be amended from time to time, the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement) or any of the transactions contemplated by the Merger Agreement or (iii) the public announcement of the execution and delivery of the Merger Agreement.”

(b)           The definition of “Distribution Date” in Section 1(k) of the Rights

Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred in connection with or as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or (iii) the public announcement of the execution and delivery of the Merger Agreement.”

(c)           The definition of “Stock Acquisition Date” in Section 1(dd) of the Rights Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred in connection with or as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or (iii) the public announcement of the execution and delivery of the Merger Agreement.”

(d)           The definition of “Triggering Event” in Section 1(ii) of the Rights Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred in connection with or as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or (iii) the public announcement of the execution and delivery of the Merger Agreement.”

(e)           A new Section 23(c) of the Rights Agreement is added as follows:

“Notwithstanding anything in this Rights Agreement to the contrary, the Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment being made in respect thereof.”

Section 2. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3. Defined Terms. Capitalized terms used but not defined herein shall have the meaning given to them in the Rights Agreement.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

Section 7. Effect of Amendment. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

JOHN H. HARLAND COMPANY

By:	/s/ Timothy C. Tuff
Name: Timothy C. Tuff
	Title:	Chairman of the Board, President
and Chief Executive Officer

WELLS FARGO BANK, N.A., as Rights Agent

By:	/s/ Claudine Anderson
Name: Claudine Anderson
Title: Vice President